Hertz Announces Settlement Agreements Related to Past Legal Claims

ESTERO, Fla. – December 5, 2022 – Hertz Global Holdings, Inc. (NASDAQ: HTZ) today announced the settlement of 364 pending claims relating to vehicle theft reporting, bringing resolution to more than 95% of its pending theft reporting claims. The company will pay an aggregate amount of approximately $168 million by year-end to resolve these disputes.  The company believes it will recover a meaningful portion of the settlement amount from its insurance carriers.

“As I have said since joining Hertz earlier this year, my intention is to lead a company that puts the customer first. In resolving these claims, we are holding ourselves to that objective,” said Stephen Scherr, CEO of Hertz. “While we will not always be perfect, the professionals at Hertz will continue to work every day to provide best-in-class service to the tens of millions of people we serve each year. Moving forward, it is our intention to reshape the future of our company through electrification, shared mobility and a great digital-first customer experience.”

Hertz does not expect the resolution of these claims to have a material impact on its capital allocation plans for the balance of 2022 and 2023.

About Hertz

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car sales. For more information about The Hertz Corporation, visit www.hertz.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. Words such as "will," "believe," "intention," "objective," “continue,” “forward,” “future,” “expect” and similar expressions identify forward-looking statements, which include but are not limited to statements related to the timing and impact on Hertz of the settlement payments, the availability of insurance coverage, the effectiveness of Hertz’s policies relating to theft reporting, Hertz’s electrification and mobility strategies, and any other statements regarding future expectations, beliefs, plans, objectives, future events or performance. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including risks related to the settlement and insurance coverage, Hertz’s ability to expand its EV fleet, as well as other factors identified in this cautionary note and in the risk factors of Hertz's Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the "SEC") on February 23, 2022 and any updates thereto in subsequent filings with the SEC including in Hertz's Quarterly Reports on Form 10-Q. We caution you not to place undue reliance on our forward-

looking statements, which speak only as of their date, and Hertz undertakes no obligation to update this information.

Contacts

Jonathan Stern
Hertz
(312) 402-7167
Jonathan.stern@hertz.com

Gary Koops
Sloane & Company
(917) 225-6180
GKoops@sloanepr.com